Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-233862, 333-202442, and 333-228957) on Form S-8 and registration statement (No. 333-182428) on Form S-3 of The Andersons, Inc. of our report dated February 27, 2019, with respect to the consolidated balance sheet of Lansing Trade Group, LLC as of December 31, 2018, the related consolidated statements of comprehensive income, equity, and cash flows for the year then ended, and the related notes, not included herein, which report appears in the December 31, 2020 annual report on Form 10-K of The Andersons, Inc.

/s/ KPMG LLP
Kansas City, Missouri
February 25, 2021